Exhibit 99.1

On July 29, 2020, The Interpublic Group of Companies, Inc. held a conference call to discuss its second-quarter and first-half 2020 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Philippe Krakowsky
Executive Vice President, Chief Operating Officer

Ellen Johnson
Executive Vice President, Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Wolfe Research Daniel Salmon BMO Capital Markets Michael Nathanson MoffettNathanson

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group second-quarter 2020 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. We hope you are all well. Thank you for joining us.
This morning we are joined by Michael Roth, our Chairman and CEO, by Ellen Johnson, our Chief Financial Officer, and by Philippe Krakowsky, our Chief Operating Officer.
As usual, we have posted our earnings release and our slide presentation on our website, interpublic.com. We will begin our call with prepared remarks, to be followed by Q&A, and plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and our slide presentation, and further detailed in our 10-Q and other filings with the SEC.
We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you for joining us this morning. I would like to start by saying that I hope that you and your families have been safe and healthy during this pandemic, which has had such a severe impact on the entire global community.
A main topic of our call, of course, is how the crisis has impacted our people, our clients and our business and, crucially, our focused and disciplined response to the profound challenges we are all facing.
I would like to first recognize and thank our people at IPG and our agencies around the world for their outstanding and highly effective work in spite of the countless changes, concerns and pressures brought by COVID into everyday life. These were unforeseeable just a few short months ago. Our people have continued in their dedication to one another, to clients and to their communities, while making necessary changes and successfully adapting our business model. As we navigate the pandemic, at IPG the safety, health and wellbeing of our employees, clients and other key partners continues to be at the forefront of everything we do.
In recent months, we have also felt, with renewed urgency, the pain of racial discrimination here in the United States and around the world. Society is facing the long-term effects of racial injustice, which demands long-overdue action.
At IPG, we know that we can make more of a difference. We have recommitted to listening, to learning and, most importantly, to action in support of social and economic justice for Black Americans and for all people of color. We are a company that lives in the culture and has a voice in the culture. We understand that we have a responsibility, and that the journey of rising to that obligation makes us a better company in every way. We are taking actions within IPG and in the advertising and marketing messages that we create in order to further the cause of racial equity.
Turning to the results we have reported this morning, our second quarter, as expected, bears the imprint of the pandemic and its economic impact, and the most challenged global operating environment in memory.
But during this period that was anything but typical, our Company marked a number of significant achievements, in maintaining the distinctive quality of our services and creating even deeper client relationships, while effectively managing expenses, making structural changes and continuing to invest in our future. These accomplishments underscore the strength and resiliency of our offerings, the flexibility of our business model and, again, the exceptional quality of our talent.
You’ll recall that, in April, we had shared that 95% of our people around the world were working from home. Today that is more varied, reflecting conditions that have changed in some markets more than others. Around 50% of our people in Asia are back in the office at least some of the time; 30 - 40% in Europe; around only 10% in the U.S. and U.K.; and less than that in LatAm.
We had also shared in April that the revenue environment was uncertain and that the economic impact of the pandemic on our industry would clearly be significant in the quarter as marketers navigated the sharp and sudden global macro contraction.
As you have seen this morning, our second-quarter net revenue decreased 12.8% as reported, with an organic decrease of 9.9%. With that, there was meaningful variation by client and by sector, and the decrease overall was perhaps not as severe as we might have anticipated, or to the extent seen elsewhere in our industry.
All in, spending by our largest clients held up relatively well. It was again clear that the investments we have made to differentiate our Company, notably in the way we are structured and go to market with open architecture, with top industry talent and with the most contemporary offerings, led by data capabilities at scale, continue to distinguish our performance in our industry.
Top-performing client sectors in the quarter were healthcare, retail, food & beverage, tech & telecom. On the other hand, sectors hit hardest by the recession were auto & transportation, financial services and industrials.

By region, the U.S. was 66% of our revenue mix in the quarter, decreased 8.0% organically. Our International markets decreased 13.1% organically, in a range of approximately negative ten to negative 15% by region.
While some margin contraction was to be expected, our cost disciplines remained effective. We managed our operating expenses to the reality of the rapidly developing recession in order to protect profitability to the degree possible, and, further, to position ourselves for strong recovery when revenue growth returns. This is the commitment we made to you earlier this year, and it will of course continue.
In a people business, this has of necessity involved very difficult decisions that include salary reductions, furloughs and, most regrettably, layoffs. We reduced staff across most of our agencies during the quarter. This also means that our expense for severance was elevated in the quarter.
Our net operating expenses decreased by approximately 9% from a year ago, before a charge for restructuring. Each of our principal cost categories decreased, including expenses for base payroll, temporary labor, performance-based employee incentives and our office & other expenses. With the actions we have taken in the quarter, operating expenses are positioned to decrease further in the year’s second half.
As you have seen in our results this morning, we also took actions in the quarter to lower operating expenses structurally and permanently, relative to revenue, and to further accelerate the transformation of our business. These actions are based on our recent experience and learnings in the pandemic and a strategic review of our operating expenses, which is ongoing. They address our real estate and personnel expenses and, notably, accommodate a greater role for work-from-home, in a hybrid office-home model, in a post-COVID world.
Our actions resulted in a restructuring charge of $112.6 million in the quarter, and we expect a significant financial return in the ongoing reduction of our occupancy and payroll expense. Of the total charge, $68 million is noncash. These actions are planned to result in total annualized savings of approximately $80 - 90 million, which would have been approximately 100 basis points of fiscal-year 2019 net revenue. We will begin to see these savings in this year’s third quarter.
With our review continuing, we anticipate that we will take additional strategic actions in the second half of the year, geared towards further, structural cost reduction. These additional actions are expected to result in a second-half restructuring expense in a range of $90 - 110 million.
In the second quarter, our adjusted EBITA margin was 3.4%, and was 9.4% before the restructuring charge. Our diluted earnings per share was a loss of $0.12 as reported, and was $0.23 as adjusted for the restructuring and other items.
I would underscore that, in a quarter that was clearly very challenging, we continued our investment in talent, tools and differentiated capabilities that have made us the growth leader in our industry over a period of many years.

In the current environment, that means, first, investing in health and welfare resources and programs, with the objective of keeping our employees safe and healthy in every respect. It also means that, as we begin to formulate our return-to-office procedures around the world, we do so with safety as our primary and predominant objective.
On the product side, we launched Matterkind in early May, which is an offering of our Kinesso technology unit, and is the next evolution in media in addressable marketing. Earlier this month we launched Acxiom’s ConneCXions suite of digital transformation solutions. I’ll return to key agency developments in my closing remarks, and I’ll ask Philippe to share an update on developments in media, data and technology.
As we look to the balance of the year, we are confident in the strength of our model and the competitiveness of our offerings, even as marketers continue to face a range of material unknowns related to the pandemic. These uncertainties include the spread of the virus, its impact on the sentiment and behavior of consumers, on income levels, business supply chains, and the actions of government authorities, including economic stimulus and social support. The environment remains unclear for as long as COVID is a threat to everyday life.
As a result, visibility to revenue remains challenging, and client decision-making difficult to forecast. Even the usual points of reference in marketing and media, such as back-to-school, the global sports calendar, media inventory and the holiday season have not come into focus. On a positive note, we remain new-business-positive year to date and trailing twelve months, and our pipeline of business opportunities is quite solid, which is indicative of pent-up demand. But given the prevailing uncertainty, it is difficult to gauge the pace of client decisions, and the related conversion to revenue.
And as always, we will manage the business appropriately and look to align expenses closely to changes in revenue, and will keep you apprised as the year progresses.
Our return to positive growth is obviously tied to macroeconomic timing. Marketers understand that this can be a decisive time for brands. There will be enduring changes as consumers accelerate their use of e-commerce and, amid profound social change, hold brands accountable for authenticity and purpose.
We are resourced with best-of-breed talent and tools to help re-think and re-imagine the brands that are the lifeblood of companies. Further, with technology playing an ever-increasing part in day-to-day life, we’re seeing heightened demand for data management and marketing technology expertise at the level of the enterprise, with Acxiom and Kinesso now integrated with our service offerings.
We are confident that our offerings are meeting this moment. With the return of a supportive macroeconomic environment, we are well-positioned to resume our growth at the nexus of consumer relevance and performance accountability for brands, and as an engine of value creation for all our stakeholders.
I’ll have additional closing thoughts before our Q&A, along with Philippe, but at the end of this point, I turn it over to Ellen for additional color on our results.

Ellen Johnson, Executive Vice President, Chief Financial Officer:
Thank you, Michael. I hope that everyone is safe and healthy.
As you’ve seen in our results, we are protecting profitability to the extent possible in the face of the sudden revenue downturn. We are seizing opportunities to improve the economics of our business for the long-term. Our balance sheet and liquidity continue to be further areas of strength. As Michael emphasized, we have continued to invest in our offerings. In short, and thanks to our outstanding people, we are well-positioned to navigate the uncertainty of an unprecedented business environment, and emerge as an even-stronger company.
Turning, then, to more detail on our results in the quarter and the slides that accompany my remarks.
On slide 2, you’ll see a summary of our results. At a high level, our revenue change reflects the impact of the pandemic and an unprecedented contraction in global economic activity. We lowered our salaries & related expenses, and our office & other expenses, with disciplined cost management as well as the inherent flexibility of our model. We took extensive restructuring actions that will raise our margin ceiling going forward.

•	In the second quarter, our net revenue organic change was a decrease of 9.9%, while our reported revenue decrease was 12.8%.

•	Q2 adjusted EBITA was $62.3 million and was $174.9 million before the restructuring charge, compared with adjusted EBITA of $285.5 million a year ago.

•	Adjusted EBITA margin on net revenue was 3.4% and was 9.4% before restructuring.

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For the quarter, our diluted earnings per share was a loss of $0.12 as reported, while our adjusted diluted earnings per share was $0.23. The adjustments exclude the after-tax impacts of the amortization of acquired intangibles, the charge for restructuring, non-operating losses on the sales of certain small, nonstrategic businesses and a discrete tax item in the quarter.

•	Our liquidity continues to be strong at $3.1 billion of cash and committed credit facilities at quarter end.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Turning to Q2 revenue on slide 4:

•	Net revenue was $1.85 billion.

•	Compared to Q2 2019, the impact of the change in exchange rates was negative 2.1%, with the U.S. dollar stronger against each of our regional world markets.

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Net divestitures were negative 0.8%, which represents the disposition of certain small, nonstrategic businesses over the past twelve months. We continue to review our portfolio, which resulted in selected dispositions in the second quarter. These reviews are ongoing, and we expect to have additional dispositions of small, nonstrategic agencies in the second half of the year.

•	Our organic net revenue change was a decrease of 9.9%. As you can see, that brings our organic change for the six months to negative 5.0%.
At the bottom of this slide, we break out our operating segments:

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The organic change in our IAN segment was a decrease of 8.8%. IAN includes our global and domestic creatively-led integrated agencies; our media, data and technology offerings; and our digital specialists.

•	At our CMG segment of marketing services, the organic change was negative 15.6%, which reflects the disproportionate weight of events and sports marketing in segment revenue.

Moving to slide 5, organic revenue change by region:

•	In the U.S., our second-quarter organic decrease was 8.0%.

◦	Relative to our international markets, the U.S. performed better, which reflects the differences in the mix of client sectors and offerings, which together were more resilient.

◦	To note, the U.S. impact of revenue headwinds that we have previously discussed was 1%, and we have now fully cycled those losses as of midyear.

•
In our international markets, which were 34% of net revenue in the quarter, the organic change was negative 13.1%, with decreases across all disciplines. As you can see on this chart, LatAm decreased 10.4%, Continental Europe 11.1%, and we decreased 14.0 - 14.7% across AsiaPac, the U.K. and “Other markets.”

Moving on to slide 6 and operating expenses in the quarter: as Michael said earlier, managing expenses closely to changes in revenue and positioning our Company optimally for a return to growth has been an area of intense focus for us, in light of the operating environment.

•	Our net operating expenses decreased 2.6% from a year ago, and were down 8.6% excluding restructuring. That compares with our reported revenue decrease of 12.8%.

•	It is worth noting that all of our ratios reflect the sudden revenue decrease in the quarter.

•	As you can see on this slide, we de-levered in our ratio of salaries & related expenses to net revenue, 70.5% compared to 65.0%.

◦	This includes higher expense for severance actions in the quarter.

◦
Severance was $55 million in the quarter, compared to only $10 million a year ago. This is normal for severance that is related to our downturn in revenue, and which is separate and distinct from the actions in our restructuring charge for permanent cost reductions.

◦	Salary reductions, furloughs, severance and other actions, which were taken over the course of the quarter, resulted in a 6% decrease to base payroll, benefits & tax compared to a year ago.

◦	Several cost categories decreased at a faster rate than revenue: our expense for performance-based incentives, temporary labor and other salaries & related are all down more than revenue.

◦	At quarter end, total worldwide headcount was approximately 52,000, a decrease of about 4% from a year ago. This decrease includes the impact of dispositions.

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Our office & other direct expense decreased by 18.2% to 17.1% of second-quarter net revenue, compared with 18.2% a year ago. The improvement was driven by very significant fall-off across a range of expenses for travel and meals, new business development, office supplies, as well as tight controls on discretionary expenditures.

•	Our SG&A expense was 20 basis points of net revenue, compared with 80 basis points a year ago.

•	As you can see on the lower-right-hand side of this slide, our charge for restructuring was 6.1% of net revenue in the quarter.
Turning to slide 7, we show additional detail on the restructuring.
We initiated an extensive review of our operations in the quarter, taking into account the experiences of our people from around the world working from home in light of the pandemic, and our success operating fewer production and support facilities. We concluded that we could move forward with the reduction of structural costs that will not recur as revenue growth comes back into the system.
The resulting second-quarter actions are reflected in the charge of $112.6 million, $68 million of which is noncash. We expect annual savings of $80 - 90 million as a result of these actions. That would be approximately 100 basis points of our full-year 2019 net revenue. We expect to see most of these savings beginning in this year’s third quarter.
Our review is continuing, and we have identified additional opportunities for structural cost reduction, which we will act on in the second half of the year. We currently expect those will add an incremental $90 - 110 million to restructuring expense, and also result in meaningful savings.
Turning to slide 8, we present detail on adjustments to our reported second-quarter results in order to give you better transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and steps through to adjusted EBITA and our adjusted diluted EPS:

•	Our expense for the amortization of acquired intangibles, in the second column, was $21.8 million.

•	The restructuring charge was $112.6 million, and the associated tax benefit was $25.4 million.

•	Below operating expenses, in column 4, we had a loss in the quarter of $19.9 million in other expense, due to the disposition of a few small, nonstrategic businesses.

•	Finally, we had one discrete tax item in the quarter, an expense of $10 million due to an international tax position, and as usual we are calling that out as well.

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At the foot of this slide, you can see the after-tax impact per diluted share of each of these adjustments. Their total is $0.35 per diluted share, which is the difference between the reported diluted loss per share of $0.12 and adjusted earnings of $0.23 per diluted share.

On slide 9, we show similar adjustments to the first six months, which bridge to adjusted earnings of $0.34 per diluted share.
On slide 10 we turn to Q2 cash flow:

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Cash used in operations was $87 million, compared with cash generated from operations of $293 million a year ago. We used $265 million in working capital in the quarter, compared with cash generation of $53 million last year, due to the drop in revenue and billings in the quarter.

•	Investing activities used $33 million in the quarter. Our capital expenditures were $27 million, compared with $47 million a year ago.

•	Financing activities used $367 million, mainly due to decreased short-term borrowings and for our dividend.

•	Our net decrease in cash for the quarter was $469 million.
Slide 11 is the current portion of our balance sheet. We ended the quarter with $1.09 billion of cash and equivalents. Under current liabilities, we include the maturity in October of our 3.5% $500 million senior notes.
Slide 12 depicts the maturities of our outstanding debt. Total debt at quarter end was $4.0 billion, with diversified term maturities. We intend to pay off our October maturity with cash on hand.
It is worth noting again that our liquidity resources include $2 billion of committed credit facilities. In light of the restructuring charges, our supportive bank groups have agreed to amend our EBITDA leverage ratio to 4.25x for the remaining term of the 364-day facility and through the next twelve months for our 2024 facility. This should provide ample cushions further supporting covenant compliance.
In summary, on slide 13, our teams continue to execute at a high level in an unprecedented environment. The strength of our balance sheet and liquidity mean that we remain well-positioned financially and commercially.
With that, I’ll turn it back to Michael.

Mr. Roth:
Thank you, Ellen.
There is no question that all of us in the industry — both clients and agencies — have faced unprecedented challenges, in light of which we’re proud of our achievements during the quarter. We’ve seen our companies and our people pivot quickly to adjust to these uncertain times. We are once again reporting results that demonstrate the caliber of our talent, the strength of our long-term strategies and a distinctive culture of cross-agency collaboration. In the long run, this is a combination that we believe positions IPG to succeed.
When it comes to meeting another vital issue that is confronting our society, IPG became the first holding company to publicly release the race and gender composition across its management ranks. We have long been a leader in diversity, equity and inclusion. But recent events dramatically underscore how far we have to go as a nation and the degree to which IPG, and our industry as a whole, have to significantly increase our efforts to promote diversity and improve opportunity for Black Americans and people of color.
In other areas of our business, IPG continued to excel. In April, Ad Age announced its “A-List,” and IPG led the industry in terms of number of agencies recognized on that important annual ranking. Our companies in the PR, creative, media and digital space were all recognized. The One Show also recognized IPG as “Creative Holding Company of the Year,” demonstrating the creative strength of our brands across all disciplines and channels.
Turning now to the performance across our portfolio, which I covered at a high level in my opening remarks, the sector that has held up best to-date despite the pandemic is healthcare. We have significant operations in healthcare marketing, totaling more than a quarter of our portfolio. FCB Health is our largest player in the space and posted a strong Q2, followed by solid results from McCann Health and the healthcare vertical within Weber Shandwick. Mediabrands saw a number of significant wins and retentions of large healthcare clients, and the sector is also performing well at some of our U.S. independents, as well as MullenLowe globally.
Our media, data and technology segment has been a key driver of performance for IPG for a number of years now, and it is also fundamental to our growth prospects going forward. I’d like to now ask Philippe to share an update on developments in that sector.

Philippe Krakowsky, Executive Vice President, Chief Operating Officer:
Thank you, Michael.
As you all know, one of the key drivers of our success in recent years has been our commitment to meeting the needs of an evolving landscape, in which technology, media, marketing and data are increasingly converging. That’s a trend that we identified early on, which significantly informed our strategy.
As of some time ago, we therefore decided not to silo digital expertise, but to integrate it across all of the agencies within our portfolio, to develop a highly consultative approach to our media operations that ultimately values intelligence over pure scale and to build out our own tech platform to guide investment decisions for digital and addressable media, in a wholly agnostic manner. These have been key differentiators for us, as Michael mentioned, which contributed to the sector outperformance IPG has posted for a number of years now.
After that, we pivoted more deeply into data and began to prioritize investment in our proprietary stack. For a number of years, our AMP stack and agency analytics capabilities were central to the evolution and success of our media operations. That’s an area which has been significantly enhanced with the addition of Acxiom’s full capability set.
During the quarter, UM continued to prove out the value of this strategy, as it once again topped the Forrester “Media Agency Wave” report, where it was cited for its abilities to use data platforms to improve media execution and targeted creative messaging. The agency recently won global media duties for Energizer and was named domestic AOR for E & J Gallo. Initiative’s approach to connecting with consumers with a combination of cultural insights and data have allowed the agency to carve out a distinctive competitive positioning. The agency won the Salesforce account, as well as onboarding a major new pharma client during the quarter.
Mediabrands also took a leadership position recently in the public debate around responsible use of digital media platforms. Our “Social Media Content Moderation and Advertiser Responsibility” principles set out a standard to which the entire industry should hold platforms in order to ensure brand safety and minimize concerns that media budgets will fund content that is harmful to the greater good.
This effort has been well-received by clients, and it’s consistent with our longstanding commitment to transparency, as well as the very high standards we are now able to bring to privacy issues as a result of Acxiom’s expertise.
There are a number of additional milestones worth reviewing when it comes to our media, data and tech offerings in the quarter.
First, we continue to be pleased with Acxiom’s performance on a standalone basis. Managing clients’ first-party data and their marketing infrastructure is essential in this very challenging economic environment. It will become even more vital going forward, as marketers deal with a world in which there is ever more complexity, and consumers become more demanding of personalized experiences that deliver real value, while also respecting their privacy rights.

In terms of the integration of data capabilities with our media offerings, that’s another area where we feel a lot has been accomplished. By combining the known world of first-party data, in which Acxiom excels, as well as their powerful InfoBase data asset, with what we do in channel planning, media modeling and ad tech, we are now able to precisely identify audiences that can be activated to drive better business outcomes for our clients, whether it’s by enhancing the efficiency or the effectiveness of their marketing investments. This is helping us to redefine value through the media ecosystem.
The newest phase of our efforts has to do with net new products and solutions, powered by Kinesso technology, such as those Michael mentioned in his opening remarks. Matterkind is an optimization engine fueled by strategic data assets from Acxiom that incorporates all addressable media channels. It optimizes holistically and in real time and opens additional doors for us with clients, to true pay-for-performance models, as well as the licensing of our applications and IP. The ConneCXions suite of solutions will allow us to make digital transformation expertise from Mediabrands and Kinesso available to Acxiom clients.
Finally, it bears mention that the advanced capabilities we are building within our media, data and technology assets aren’t only working in more integrated ways with each other, but that we’ve begun to make good progress across the IPG portfolio.
Matterkind is working closely with a number of our U.S independent agencies on a dozen current new business opportunities in the media space. Kinesso and Acxiom are playing a part in all of our open-architecture pitches. A novel behavioral science methodology for combining granular consumer data to drive creative insights recently helped one of our global advertising networks win a significant new account. And data-driven audience segmentation work powered a new process for consumer journey planning that helped one of our digital agencies secure a multiyear CRM project from a major advertiser across the U.S. and Canada.
There’s still plenty to be done to fully develop and integrate these capabilities, but the teams are very engaged and enthusiastic about this transformational work, which we believe can be a significant growth driver going forward.
And with that, I’ll pass things back to Michael.

Mr. Roth:
Thank you, Philippe.
Turning now to our global creative agency networks, growth at FCB in the quarter was driven by FCB Health, which works with most of the top-20 pharma companies and has to date assisted our clients in launching 11 new drugs with its talented employee population working from home. The advertising agency also expanded its relationship with several large clients, notably GSK and Kimberly-Clark. And it was exciting to see FCB named as the top network in creativity in the most recent ranking from The One Club.
McCann Worldgroup received a number of accolades this quarter, notably “Network of the Year” at the Webby awards and Campaign magazine’s inaugural Global Agency of the Year awards. For the third year in a row, the network was named “Most Creatively Effective Agency Network” by the Effies. On the new business front, SAS named the network its global brand agency partner, McCann Health expanded relationships with AstraZeneca and Novartis, and MRM was selected to drive digital customer experience for J&J Visioncare.
We’ve seen great creative coming out of MullenLowe this quarter. The #AlwaysProud work for AXE celebrates the LGBTQ communities, and a PSA for the advocacy group “March for Moms” calls attention to the demands on mothers during the pandemic. Mediahub continued to be a standout, whether pitching independently or as a key partner to MullenLowe, building on joint recent wins such as Navy Federal Credit Union and Constellation Brands.
Brooklyn-based Huge continues to specialize in consumer experience, especially in response to the COVID-19 crisis, and the agency launched its new “Post-isolation Personas” toolkit for businesses. R/GA produced innovative and relevant work that sparked important conversations. The agency’s latest “Love Has No Labels” campaign for the Ad Council movingly questions what freedom really means for Black Americans. R/GA also continued its popular Merch Aid initiative, connecting artists with small businesses that have unexpectedly shuttered due to COVID-19.
At CMG, the management team for the segment continued to build out a more collaborative business model to bring together its expertise across such areas as hybrid events, employee engagement, crisis and issues, healthcare, PR and more. Weber Shandwick was honored as North American “Agency of the Decade” at the 2020 North American SABRE awards, and named “APAC PR Consultancy of the Year” at the PRWeek Asia awards. The agency also won recognition in major European and Latin American industry competitions. At Golin, the agency’s new global CEO is working to build on the agency’s recent success. While at Jack Morton and Octagon, whose businesses have been seriously impacted by global lockdowns, the teams are developing new digital offerings, such as a recent campaign for Jameson, in which the whiskey brand partners with hip-hop artists to create a virtual mentorship program for emerging musicians; and work for Cisco called “The Match: Champions for Charity,” a virtual event featuring Tiger Woods, Phil Mickelson, Tom Brady and Peyton Manning.

Our U.S. integrated independent agencies round out our portfolio. They deliver the full suite of marketing services to their clients and are regularly combining with the rest of the IPG offering on our collaborative “open-architecture” solutions.
Overall, while IPG is performing better than our sector, COVID-19 continues to have a profound impact on the global economy, and there remains a great deal of uncertainty. While our new-business pipeline is stronger than it was earlier this year, which would indicate pent-up demand, visibility is still significantly challenged, for our clients and for us.
Unsurprisingly, the biggest risk to recovery has to do with public health challenges that are beyond our control. As such, while we had initially seen some signs that the second quarter would prove to be the bottom of the economic decline, there are still too many variables in play to make that determination.
As mentioned, we have taken significant cost savings measures across our entire organization. We are prepared to take further actions as warranted by economic conditions. But we also need to protect client relationships and be in a position to capitalize on opportunity when a recovery begins to take hold.
We are confident that the restructuring actions we have taken position IPG well for the future. This is an unprecedented time, but we have a sound financial foundation in place, underpinned by the strength of our balance sheet. Given the actions we have taken to date and the potential for economic recovery late this year or into 2021, we do not think action on the dividend is currently required. Of course, we will continue to assess this decision in light of limited macro visibility and keep you apprised on this important topic.
We are focused on helping clients. We will be disciplined in managing the business and taking actions in adjusting to the revenue reality. Our people are doing their part, using the full range of our Company’s expertise to drive business results for our clients and, where possible, do good in the face of the crisis. Our highly relevant offerings and track record of collaborative, open-architecture client solutions position us to leverage opportunity once the macroeconomic situation stabilizes and the recovery strengthens. As such, we also remain well-positioned for continued long-term value creation.
We will of course keep you posted on key developments, share our perspective on our visibility into the evolving landscape, and, as always, we look forward to answering your questions.
At this point, I’ll open it up to Q&A.

QUESTIONS AND ANSWERS
Operator:
Thank you. . . . And our first question is from Alexia Quadrani with J.P.Morgan. Your line is open.
Alexia S. Quadrani, J.P. Morgan:
Thank you very much. And I hope everybody is doing well.
I have just a couple of questions. First one: Michael, which you probably anticipated, is about the quarterly — the monthly — progression in Q2 . . . [Laughter] . . . I’m just curious if you saw any improvement as the quarter went through. Meaning, did June do any better than the beginning of the quarter? And I wanted to circle back on your commentary just now about Q3. I totally understand that there’s limited visibility, and it’s hard to call a trend in this environment, but are there any particular signs that might make you more cautious about Q3? Or is it trending better, and you’re just saying, we can’t commit to anything because things are unclear?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Alexia. And I always appreciate your questions.
First of all, I’m not giving you the next month’s results, as you usually ask. [Laughter] What’s interesting about this environment is, what we say on one day, clients are very reactive to what’s happening in the world today. So, for example, you’ll see results that were published today on financial service companies. And that will be indicative of how they have to protect their own margins. And, obviously, that’s how they look to their spend. So what looks like where we had projects on board, it’s likely that potentially there’ll be a delay in those projects. So it’s very hard for us to predict on a monthly basis where it is.
I will give you this comfort, though: if you look at the results for the quarter, what’s interesting about — when I said that we thought the second quarter was going to be the worst, the good news is that the second quarter wasn’t as bad as we thought it was going to be. So that’s the positive. And I attribute that to all the resources that we have available to us, the work that our people are doing with our clients, the data and the Acxiom and the work that Philippe talked about, working with the open-architecture solutions. There is no question in my mind that that is the way we have to market our services going forward, and I believe we’re positioned the best in the business to respond to that.
So, in terms of the trend, I’ll give you that the United States and Continental Europe were somewhat better in June than in May. Does that indicate that July, therefore, is going to be better? I can’t answer it. But the shoots are there. We have a good pipeline in terms of new business. We just were informed that we’re in finals of some other pitches that are going on right now. We’re net-new-business positive. So all those indications under normal circumstances would indicate that we will see a recovery in the balance of the year. Whether it’s in the third quarter or fourth quarter, we can’t comment. There are indications that, in the fourth quarter, there seems to be a bit of a slowing down, but that’s just the reaction to what’s happening today.

The key takeaway, I think, what you have to walk away from, is, if when you compare our results in this quarter to our competitors, we are outperforming the market in terms of our revenue growth. We’re outperforming the market in terms of net new business. We’re winning more than we’re losing. And what’s really adding to our strength is our sector allocations. When you look at our sectors, in terms of healthcare and retail and tech & technology, these are very strong sectors that we’re very well-positioned. What’s also encouraging is to see that our top-20 clients, our top-100 clients, is performing better than the results that we reported. That’s another positive sign if you want to look at it.
So, overall, I can’t tell you whether it’s the third quarter or the fourth quarter, but I do believe that when this COVID experience turns around, we have positioned IPG for 2021 better than you can possibly believe. And when this does turn around, we will be lean, mean and in a position to continue to outperform our sector.
Ms. Quadrani:
That’s very helpful. Thank you. Just one quick follow-up: on the areas where you saw relative weakness in the quarter, whether it’s the auto vertical or industrial financial services or maybe the event business, are you seeing some signs of improvement in some of those areas at this point?
Mr. Roth:
Well, clearly, our big, our biggest, hit was on the events side of a business. And we’ve said this before: 4 - 5% of our overall business is in the events side. Obviously, until we see recoveries in that side of the business, we can’t count on recovery. Are they working on digital responses? Yes. I’ll — we’ve seen golf, for example, come back to TV. Do we play a role there? Yes. Do we see Major League Baseball coming back? When as you start seeing more of that, you’re going to see more of a recovery in our events business.
In terms of the other verticals, obviously, auto & transportation, the cruise lines, some of our businesses are really adversely affected, particularly the airlines. We have a good cross-section of airlines. We’re not going to see a recovery in those businesses until there’s a solution to COVID-19.
The strength of IPG is that our sectors are well-dispersed, and in the sectors that are performing really well, we’re outperforming both in terms of client representation and in terms of delivery. And, in fact, we have new business opportunities that are out there right now, which we’re very excited about, which would be net new business to us. It’s not business that’s at risk.
Ms. Quadrani:
All right. Thank you very much.

Mr. Roth:
Thank you, Alexia.

Operator:
Our next question is from John Janedis with Wolfe Research. Your line is open.

John Janedis, Wolfe Research:
Thank you.
Michael, it seems like every time we hit a recession or a downturn, people then question the business model. So, can you talk about, if you and I could use positioning for the future, do you need to change the business composition, the offerings, go-to-market strategy or anything else for that matter, once things stabilize going into the next cycle? And then, separately, you talked about the cost disciplines. When revenue normalizes, you said the $80 - 90 million won’t flow back into the cost structure. Will the additional actions in the back half of the year be incremental to that number as well?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, the answer to that is, yes. It may not be as high, because some of those expenses are going to be in Europe. And, as you know, the payback with respect to European actions is a little bit longer. But, as Ellen mentioned, the expense actions we expect for the rest of the year will give rise to sizable savings. They might not be at the magnitude of the first half, but, again, it’s by geographic location.

We’ve been working on our model now for years. And if you really want to go back, and since you know our industry, we started working on our model when we started talking about open architecture. And that’s where we bring the best of IPG to the solution. A significant amount of the wins, and in the healthcare clients that we’re talking about, are open-architecture models, where we have all the disciplines. You heard Philippe talk about the data, media, the technology that’s brought to it. They play an important role in every one of those engagements. Our creative capability, from McCann, FCB, MullenLowe, our independents, are all sitting at that table. You add to that our PR expertise and the events expertise when it comes back. It is a compelling offering that I believe, when this recovery turns around, we will be best-suited to recover and continue to outperform our sector. That is the model of the future. I think we started it 14 years ago, and now, obviously, our competitors are trying to copy it, but — I’ve been on global calls in terms of the open architecture where the clients are referring to us as open-architecture, and they’re using it in their own model.
So I don’t believe we have to change our strategy at all. In fact, the last 14 years, we’ve been focusing on a strategy, and now it’s showing its strength in this environment. And, when the recovery comes, I’m more comfortable than ever then that model is going to prevail in the marketplace.
Mr. Janedis:
All right. Thank You.

Operator:
Our next question is from Dan Salmon with BMO Capital Markets. Your line is open.
Daniel Salmon, BMO Capital Markets:
Okay, great. Good morning, everyone. Thanks for taking the questions.
For Michael or Philippe, I just wanted to follow up on the comments about Initiative, as I’m hard-pressed to remember a media agency having a run of new business like this. Can you just talk about the breadth of the client list across verticals there? Are there obvious open slots that can be filled still, or should we expect Initiative to start having that high-class problem, bumping up against more conflict situations?
And then, second, for maybe Philippe, specifically in a bit more high-level: we get a lot of questions about the changes that Google and Apple are making to their platforms with regard to privacy and data use, and the question for IPG and Acxiom is often about the balance of potential risk to the third-party data business versus the opportunity to help clients more with first-party data management. There’s a lot of different directions you can take that. But to put it simply, do you think platform changes from Apple and Google are net positive or net negative for your business?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I’ll let Philippe take most of that. But let me just comment, one of the reasons we bought Acxiom in the first place was because we saw the importance of first-party data, and the potential. And as Apple and Google limited access with respect to cookies and things like that, the use of first-party data and all the technology that Philippe talked about becomes much more relevant. So, we are positioning ourselves to be in a position competitively not to need the access to the Googles and the Apples.
With respect to Initiative, Initiative is a great story in terms of that comeback, and I’ll let Philippe talk about Initiative.
Philippe Krakowsky, Executive Vice President, Chief Operating Officer:
Look, I think Initiative has been a reinvention and a repositioning, with an eye to some of the things that we’ve been talking about in terms of where the business is going. We’re very pleased with what has been accomplished, but there are still opportunities there. So they are not blocked in a number of pretty significant categories. And there’s also a lot more that they can do to bring all of the specialist capabilities that we have across Mediabrands and across Kinesso to their clients. So we still think there’s quite a bit of running room.
And then relative to your question about deprecating third-party cookies, as Michael said, with the expertise that we have at Kinesso, and then given what Acxiom provides, we clearly foresaw that this was something that was — we’re going to need to solve for, and we were going to need to be able to stand on our own two feet and, in essence, if and as required help clients deal with this new world. So, whether it’s an opportunity for everybody in the space, TBD. But when you’ve got the expertise we’ve got in data and, as we’ve always said, an agnostic model, we think that there is definitely upside to the complexity and in the platform space.

Mr. Roth:
I think that the availability of first-party data and the willingness of clients to share first-party data and opportunities that are created there can really provide a significant advantage when dealing — when Google and Apple were to shut down. Because that’s where the data-rich information can be. And you add the technology and Kinesso capabilities and the new products and value-added, we believe we will be very well-positioned to handle that.
Mr. Salmon:
Okay. Thank you both.
Mr. Roth:
Thank you.

Operator:
Our next question is from Michael Nathanson with MoffettNathanson. Your line is open.
Michael Nathanson, MoffettNathanson:
Thanks.
I have two for Michael. Michael, I’m sure you know this, but when you laid out what percentage of your staff is back in the office, and then look at your organic revenue from those regions, how amazing that the markets where people are working most from home have outperformed markets where people are still going to work. And I wonder, stepping back, have you thought about your need for office space, and support staff, post this crisis? Is this crisis giving you a chance to really rethink the old way you guys built your agencies in terms of headcount and square footage? Anything on that?
And then, I’m looking at your billable expenses, and you mentioned events being down, we totally get that. Is that the bulk of the downturn, billable expenses? Is that mostly just from the events not following through? Is there anything else in there that you should just call out?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, that one’s easy: the bulk of that is from that, that’s the pass-through.
Let me tell you about space: part of the restructuring, we’ve taken a very serious look at what an office is required and so on. We’ve taken 500,000 square feet out in terms of the structural changes, in terms of the hit that we already indicated. And there is no question that the use of office will change in the future, and we’re taking advantage of it. When we talk about positioning IPG for 2021, we’re anticipating a change in the footprint of our organization significantly.
And we are continuing looking at what space — our initial reaction was, because of the social distancing, we’re going to need more space. Because you’re going to need six feet apart and so on. In fact, it’s the exact opposite. We will [stagger] people coming to work, the use of office space and the ability for people to work at home. We’re doing surveys every month in terms of how that’s working.
And, as a result, the 500,000-square-foot reduction that is part of the structural changes that we’re taking, these are permanent changes. These aren’t coming back. We’re not about to all of a sudden start taking space in terms of the marketplace. I know the real estate people aren’t going to like to hear that. But, yes, I think the way we’re going to do business in the future is going to be materially different, and that we’re taking advantage of this right now.
We’re learning from our people, we’re learning who has to be in the office, we’re learning what people can do things from home. It’s voluntary, we will never ask people to come back to work if they’re uncomfortable. The biggest issue for coming back to work, frankly, is transportation, mass transportation. We’re very cognizant of that. We’re spending a great deal of work with our people understanding the dynamics of that.
But you’re correct: the footprint of the agency business is going to change. Period. And the actions that we’ve taken already, you think about it, we’ve already taken 500,000 square feet out of, what is it, 11 million square feet? We’ve done that in a matter of months. So, as we take a look at this closer as we go forward, I think there’s going to be more opportunities there. And it’s across the world, it’s not just New York. I don’t want the New York people to go crazy that we took it all out in New York. This is all over the country, all over the world. And I do believe the model has changed. And we’ve learned from this. And we will continue to learn from it.
Mr. Nathanson:
Thanks, Michael.

Operator:
That was our final question for today. I’ll turn it back over to you, Michael.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I thank you all very much for your support. I hope you realize that we’re working very hard on our investors’ behalf, and we will continue to do that. It’s a difficult time, but I can’t tell you how proud I am of our people and the way they stepped up to the challenges. And I look forward to our next call. Thank you very much.
Operator:
Thank you for participating in today’s conference. All lines may disconnect at this time.

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•
the outbreak of the novel coronavirus (COVID-19), including the measures to contain its spread, and the impact on the economy and demand for our services, which may precipitate or exacerbate other risks and uncertainties;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and

•	failure to realize the anticipated benefits of the acquisition of the Acxiom business.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors, Quarterly Reports on Form 10-Q and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended June 30, 2020
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Net Impact of Discrete Tax Item[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$40.5	$(21.8)	$(112.6)			$174.9

Total (Expenses) and Other Income[4]	(65.4)			$(19.9)		(45.5)
(Loss) Income Before Income Taxes	(24.9)	(21.8)	(112.6)	(19.9)		129.4
Provision for Income Taxes	19.0	4.2	25.4	0.0	$(10.0)	38.6
Equity in Net Loss of Unconsolidated Affiliates	0.0					0.0
Net Income Attributable to Noncontrolling Interests	(1.7)					(1.7)
Net (Loss) Income Available to IPG Common Stockholders	$(45.6)	$(17.6)	$(87.2)	$(19.9)	$(10.0)	$89.1

Weighted-Average Number of Common Shares Outstanding - Basic	389.4					389.4
Dilutive effect of stock options and restricted shares	N/A					2.9
Weighted-Average Number of Common Shares Outstanding - Diluted	389.4					392.3

(Loss) Earnings per Share Available to IPG Common Stockholders:
Basic	$(0.12)	$(0.05)	$(0.22)	$(0.05)	$(0.03)	$0.23
Diluted	$(0.12)	$(0.05)	$(0.22)	$(0.05)	$(0.03)	$0.23

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Consists of tax expense related to the estimated costs associated with our change in assertion (APB 23) that we will no longer permanently reinvest undistributed earnings attributable to certain foreign subsidiaries.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 24.
[4] Consists of non-operating expenses including net interest expense and other (expense) income.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Six Months Ended June 30, 2020
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Net Impact of Discrete Tax Item[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$116.4	$(43.1)	$(112.6)			$272.1

Total (Expenses) and Other Income[4]	(121.3)			$(43.2)		(78.1)
(Loss) Income Before Income Taxes	(4.9)	(43.1)	(112.6)	(43.2)		194.0
Provision for Income Taxes	36.2	8.4	25.4	0.9	$(10.0)	60.9
Equity in Net Loss of Unconsolidated Affiliates	(0.2)					(0.2)
Net Loss Attributable to Noncontrolling Interests	0.4					0.4
Net (Loss) Income Available to IPG Common Stockholders	$(40.9)	$(34.7)	$(87.2)	$(42.3)	$(10.0)	$133.3

Weighted-Average Number of Common Shares Outstanding - Basic	388.5					388.5
Dilutive effect of stock options and restricted shares	N/A					3.3
Weighted-Average Number of Common Shares Outstanding - Diluted	388.5					391.8

(Loss) Earnings per Share Available to IPG Common Stockholders:
Basic	$(0.11)	$(0.09)	$(0.22)	$(0.11)	$(0.03)	$0.34
Diluted	$(0.11)	$(0.09)	$(0.22)	$(0.11)	$(0.03)	$0.34

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Consists of tax expense related to the estimated costs associated with our change in assertion (APB 23) that we will no longer permanently reinvest undistributed earnings attributable to certain foreign subsidiaries.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 24.
[4] Consists of non-operating expenses including net interest expense and other (expense) income.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions) (UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net Revenue	$1,853.4	$2,125.9	$3,825.5	$4,130.7

Non-GAAP Reconciliation:
Net (Loss) Income Available to IPG Common Stockholders	$(45.6)	$169.5	$(40.9)	$161.5

Add Back:
Provision for Income Taxes	19.0	43.6	36.2	54.1
Subtract:
Total (Expenses) and Other Income	(65.4)	(47.7)	(121.3)	(96.6)
Equity in Net Loss of Unconsolidated Affiliates	0.0	(0.1)	(0.2)	(0.4)
Net (Income) Loss Attributable to Noncontrolling Interests	(1.7)	(3.3)	0.4	(1.8)
Operating Income	40.5	264.2	116.4	314.4

Add Back:
Amortization of Acquired Intangibles	21.8	21.3	43.1	42.9

Adjusted EBITA	$62.3	$285.5	$159.5	$357.3
Adjusted EBITA Margin on Net Revenue %	3.4%	13.4%	4.2%	8.6%

Restructuring Charges[1]	112.6	N/A	112.6	31.8

Adjusted EBITA before Restructuring Charges	$174.9	N/A	$272.1	$389.1
Adjusted EBITA before Restructuring Charges Margin on Net Revenue %	9.4%	N/A	7.1%	9.4%

1 In the second quarter of 2020, the Company took restructuring actions to lower our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business. The adjustment of $31.8 for restructuring charges for the six months ended June 30, 2019 only includes restructuring charges from the first quarter of 2019, which relate to a cost initiative to better align our cost structure with our revenue due to client losses that occurred in 2018.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended June 30, 2019
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses[1]	Settlement of Certain Tax Positions	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA[2]	$264.2	$(21.3)			$285.5

Total (Expenses) and Other Income[3]	(47.7)		$(6.1)		(41.6)
Income Before Income Taxes	216.5	(21.3)	(6.1)		243.9
Provision for Income Taxes	43.6	4.2	0.0	$13.9	61.7
Equity in Net Loss of Unconsolidated Affiliates	(0.1)				(0.1)
Net Income Attributable to Noncontrolling Interests	(3.3)				(3.3)
Net Income Available to IPG Common Stockholders	$169.5	$(17.1)	$(6.1)	$13.9	$178.8

Weighted-Average Number of Common Shares Outstanding - Basic	386.2				386.2
Dilutive effect of stock options and restricted shares	5.0				5.0
Weighted-Average Number of Common Shares Outstanding - Diluted	391.2				391.2

Earnings per Share Available to IPG Common Stockholders[4]:
Basic	$0.44	$(0.04)	$(0.02)	$0.04	$0.46
Diluted	$0.43	$(0.04)	$(0.02)	$0.04	$0.46

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Refer to non-GAAP reconciliation of Adjusted EBITA on page 24.
[3] Consists of non-operating expenses including net interest expense and other (expense) income.
[4] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Six Months Ended June 30, 2019
	As Reported	Amortization of Acquired Intangibles	Q1 2019 Restructuring Charges	Net Losses on Sales of Businesses[1]	Settlement of Certain Tax Positions	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$314.4	$(42.9)	$(31.8)			$389.1

Total (Expenses) and Other Income[3]	(96.6)			$(14.7)		(81.9)
Income Before Income Taxes	217.8	(42.9)	(31.8)	(14.7)		307.2
Provision for Income Taxes	54.1	8.4	7.6	0.0	$13.9	84.0
Equity in Net Loss of Unconsolidated Affiliates	(0.4)					(0.4)
Net Income Attributable to Noncontrolling Interests	(1.8)					(1.8)
Net Income Available to IPG Common Stockholders	$161.5	$(34.5)	$(24.2)	$(14.7)	$13.9	$221.0

Weighted-Average Number of Common Shares Outstanding - Basic	385.4					385.4
Dilutive effect of stock options and restricted shares	4.7					4.7
Weighted-Average Number of Common Shares Outstanding - Diluted	390.1					390.1

Earnings per Share Available to IPG Common Stockholders[4]:
Basic	$0.42	$(0.09)	$(0.06)	$(0.04)	$0.04	$0.57
Diluted	$0.41	$(0.09)	$(0.06)	$(0.04)	$0.04	$0.57

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 24.
[3] Consists of non-operating expenses including net interest expense and other (expense) income.
[4] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.